EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Financial Guaranty Insurance Company


We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of CWABS, Inc. for the registration of Revolving Home Equity Loan Asset Backed Notes, Series 2004-C under the registration statement on Form S-3 (No. 333-109272) and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the financial statements of Financial Guaranty Insurance Company appearing in the Form 8-K of CWABS, Inc. dated June 28, 2004, filed with the Securities and Exchange Commission.


                                                    /s/ Ernst & Young LLP

Ernst & Young LLP
New York, New York
June 28, 2004